Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 28, 2023, with respect to the consolidated financial statements of Atour Lifestyle Holdings Limited incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Huazhen LLP

Shanghai, China

December 4, 2023